Exhibit 5.1

December 21, 2021

NexGel, Inc.

2150 Cabot Blvd West

Suite B

Langhorne, PA 19047

Ladies and Gentlemen:

We have acted as counsel to NexGel, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s (i) Registration Statement on Form S-1, Registration No. 333-260897 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 9, 2021, as thereafter amended or supplemented (the “Initial Registration Statement”) and (ii) a second Registration Statement on Form S-1 filed pursuant to Rule 462(b) pursuant to the Securities Act and the Rules (the “Rule 462(b) Registration Statement,” and together with the Initial Registration Statement, the “Registration Statement”). The Registration Statement relates to the registration of the proposed offer and sale of (i) a proposed maximum aggregate offering price of $16,350,125 of (i) units (“Common Units”), with each Common Unit being comprised of one share of the Company’s common stock, par value $0.001 per share (the “Common Stock” and each such share of Common Stock, a “Share” and collectively, the “Shares”) and one common warrant (collectively, the “Common Warrants”) to purchase one share of Common Stock (the shares issuable upon exercise of the Common Warrants, the “Common Warrant Shares”) and (ii) a proposed maximum aggregate offering price of $1,103,634 of warrants (the “Underwriter Warrants” and, together with the Common Warrants, the “Warrants”) to purchase shares of Common Stock (the “Underwriter Warrant Shares” and, together with the Common Warrant Shares, the “Warrant Shares”) to be issued to Maxim Group LLC (the “Underwriter”), as compensation for its services pursuant to an underwriting agreement to be entered into by and between the Company and the Underwriter, substantially in the form filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”). The Units, the Shares, the Warrants and the Warrant Shares are collectively referred to as the “Securities.”

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Amended and Restated Certificate of Incorporation and Bylaws of the Company, each as amended to date, (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Securities and related matters, (iii) the Registration Statement and all exhibits thereto, (iv) the form of Underwriting Agreement to be entered into with the Underwriter, (v) a certificate executed by an officer of the Company, dated as of the date hereof, (vi) the forms of the Warrants, and (vii) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware, as currently in effect (the “DGCL”).

Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that:

1.	When the Underwriting Agreement has been duly executed and delivered by the respective parties thereto and the Units and the Warrants have been issued and delivered in accordance with the Underwriting Agreement against payment in full of the consideration payable therefor as determined by the Board of Directors of the Company or a duly authorized committee thereof and as contemplated by the Underwriting Agreement, the Units and the Warrants will be valid and legally binding obligations of the Company.

2.	When the Underwriting Agreement has been duly executed and delivered by the respective parties thereto and the Shares have been issued and delivered in accordance with the Underwriting Agreement against payment in full of the consideration payable therefor as determined by the Board of Directors of the Company or a duly authorized committee thereof and as contemplated by the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

3.	When the Underwriting Agreement has been duly executed and delivered by the respective parties thereto, the Common Warrants have been duly executed by the Company and delivered to and paid for by the Underwriter pursuant to the terms of the Underwriting Agreement against payment in full of the consideration payable therefor as determined by the Board of Directors of the Company or a duly authorized committee thereof and as contemplated by the Underwriting Agreement, the Common Warrant Shares will have been duly authorized, and if, as and when issued in accordance with the terms of the Common Warrants, will be validly issued, fully paid and non-assessable.

4.	When the Underwriting Agreement has been duly executed and delivered by the respective parties thereto, the Underwriter Warrants have been duly executed by the Company and delivered to and paid for by the Underwriter pursuant to the terms of the Underwriting Agreement against payment in full of the consideration payable therefor as determined by the Board of Directors of the Company or a duly authorized committee thereof and as contemplated by the Underwriting Agreement and the Underwriter Warrants, the Underwriter Warrant Shares will have been duly authorized, and if, as and when issued in accordance with the terms of the Underwriter Warrants, will be validly issued, fully paid and non-assessable.

The opinions expressed herein as to the validity and legally binding obligation of the Units and the Warrants are subject to and qualified and limited (i) by applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, (ii) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, and (iii) by general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur.

Very truly yours,

/s/ Quick Law Group P.C.

Quick Law Group P.C.